Exhibit 99.1

ULTA BEAUTY ANNOUNCES RECORD SECOND QUARTER RESULTS

Net Sales of $2.0 Billion Compared to $1.2 Billion in the Year-Ago Quarter

Comparable Sales Increased 56.3%

Net Income of $250.9 Million or $4.56 Per Diluted Share

Bolingbrook, IL – August 25, 2021 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“second quarter”) and twenty-six-week period (“first six months”) ended July 31, 2021 compared to the same periods ended August 1, 2020.

	13 Weeks Ended
	July 31,	August 1,	August 3,
(Dollars in millions)	2021	2020	2019
Net sales	$1,967.2	$1,228.0	$1,666.6
Comparable sales	56.3%	(26.7)%	6.2%
Gross profit (as a percentage of net sales)	40.6%	26.8%	36.4%
Selling, general and administrative expenses	$464.3	$271.6	$392.8
Operating income (as a percentage of net sales)	16.9%	1.1%	12.5%
Diluted earnings per share	$4.56	$0.14	$2.76
New store openings, net	6	—	17

“The Ulta Beauty team delivered strong results for the second quarter.  This performance reflects the recovery of the beauty category, investments and choices we’ve made over the last year to adapt to the market disruption and strengthen our leadership position, and the ongoing efforts of our associates to deliver great experiences for our guests,” said Dave Kimbell, chief executive officer. “Our value proposition is strong, and we are evolving and innovating to lead in the new beauty landscape, capture additional market share, and drive profitable growth.”

For the Second Quarter of Fiscal 2021

●	Net sales increased 60.2% to $2.0 billion compared to $1.2 billion in the second quarter of fiscal 2020 due to the favorable impact from stronger consumer confidence and fewer COVID-19 restrictions, compared to the second quarter of fiscal 2020.
●	Comparable sales (sales for stores open at least 14 months, including stores temporarily closed due to COVID-19, and e-commerce sales) increased 56.3% compared to a decrease of 26.7% in the second quarter of fiscal 2020, driven by a 52.5% increase in transactions and a 2.5% increase in average ticket. Compared to the second quarter of fiscal 2019, comparable sales increased 13.1%.
●	Gross profit increased to $798.0 million compared to $329.0 million in the second quarter of fiscal 2020. As a percentage of net sales, gross profit increased to 40.6% compared to 26.8% in the second quarter of fiscal 2020, primarily due to leverage of fixed costs, improvement in merchandise margins, favorable channel mix shifts, and leverage of salon expenses.
●	Selling, general and administrative (SG&A) expenses increased to $464.3 million compared to $271.6 million in the second quarter of fiscal 2020. As a percentage of net sales, SG&A expenses increased to 23.6% compared to 22.1% in the second quarter of fiscal 2020, due to deleverage related to higher store payroll and benefits primarily due to less employee retention credits received under the CARES Act, and higher marketing expense, partially offset by leverage of corporate overhead and store expenses due to higher sales.
●	There were no impairment, restructuring and other costs in the second quarter of 2021 compared to $40.8 million in the second quarter of 2020.
●	Pre-opening expenses decreased to $1.4 million compared to $3.9 million in the second quarter of fiscal 2020.
●	Operating income increased to $332.3 million, or 16.9% of net sales, compared to $12.8 million, or 1.1% of net sales, in the second quarter of fiscal 2020. Adjusted operating income for the second quarter of fiscal 2020 was $54.9 million, or 4.5% of net sales.
●	Tax rate increased to 24.4% compared to 20.6% in the second quarter of fiscal 2020. The higher effective tax rate is primarily due to a decrease in the benefit of state tax credits as a result of an increase in pretax income.
●	Net income was $250.9 million compared to $8.1 million in the second quarter of fiscal 2020. Adjusted net income for the second quarter of fiscal 2020 was $41.5 million.
●	Diluted earnings per share was $4.56, including a $0.04 benefit due to income tax accounting for share-based compensation, compared to $0.14 in the second quarter of fiscal 2020. Adjusted diluted earnings per share for the second quarter of fiscal 2020 was $0.73.

For the First Six Months of Fiscal 2021

●	Net sales increased 62.7% to $3.9 billion compared to $2.4 billion in the first six months of fiscal 2020, primarily due to the favorable impact from improving consumer confidence, government stimulus payments, and the easing of COVID-19 restrictions, as compared to the first six months of fiscal 2020.
●	Comparable sales increased 60.9% compared to a decrease of 31.1% in the first six months of fiscal 2020, driven by a 52.5% increase in transactions and a 5.5% increase in average ticket. Compared to the first six months of fiscal 2019, comparable sales increased 10.0%.
●	Gross profit increased to $1.6 billion compared to $632.6 million in the first six months of fiscal 2020. As a percentage of net sales, gross profit increased to 39.7% compared to 26.3% in the first six months of fiscal 2020, primarily due to leverage of fixed costs, improvement in merchandise margins, leverage of salon expenses, and favorable channel mix shifts.
●	SG&A expenses increased to $908.2 million compared to $652.5 million in the first six months of fiscal 2020. As a percentage of net sales, SG&A expenses decreased to 23.3% compared to 27.2% in the first six months of fiscal 2020, due to leverage of corporate overhead and store expenses due to higher sales, partially offset by deleverage related to higher store payroll and benefits primarily due to less employee retention credits received under the CARES Act, and higher marketing expense.

●	There were no impairment, restructuring and other costs recognized in the first six months of fiscal 2021, compared to $60.3 million in the first six months of fiscal 2020.
●	Pre-opening expenses decreased to $5.9 million compared to $8.5 million in the first six months of fiscal 2020.
●	Operating income increased to $637.6 million, or 16.3% of net sales, compared to an operating loss of $88.7 million, or (3.7)% of net sales, in the first six months of fiscal 2020. Adjusted operating loss for the first six months of fiscal 2020 was $27.0 million, or (1.1)% of net sales.
●	Tax rate increased to 24.4% compared to 23.9% in the first six months of fiscal 2020. The higher effective tax rate is primarily due to a decrease in the benefit of state tax credits as a result of an increase in pretax income.
●	Net income was $481.2 million compared to a net loss of $70.5 million in the first six months of fiscal 2020. Adjusted net loss for the first six months of fiscal 2020 was $23.5 million.
●	Diluted earnings per share was $8.66, including a $0.07 benefit due to income tax accounting for share-based compensation, compared to a diluted loss per share of $1.25 in the first six months of fiscal 2020. Adjusted diluted loss per share for the first six months of fiscal 2020 was $0.42.

Balance Sheet

Cash and cash equivalents at the end of the second quarter of fiscal 2021 were $770.1 million.

Merchandise inventories, net at the end of the second quarter of fiscal 2021 totaled $1.44 billion compared to $1.37 billion at the end of the second quarter of fiscal 2020. The $75.14 million increase in inventory was primarily due to the addition of 32 net new stores opened since August 1, 2020, the opening of the Jacksonville, FL fast fulfillment center, and increased purchases to support strong demand.

Share Repurchase Program

During the second quarter of fiscal 2021, the Company repurchased 746,367 shares of its common stock at a cost of $243.5 million. During the first six months of fiscal 2021, the Company repurchased 1,989,576 shares of its common stock at a cost of $635.8 million. As of July 31, 2021, $886.2 million remained available under the $1.6 billion share repurchase program announced in March 2020.

Store Update

Real estate activity in the second quarter of fiscal 2021 included 7 new stores located in Dyersburg, TN; Gig Harbor, WA; Little Rock, AR; Richmond, TX; Staten Island, NY; Sunnyvale, CA; and Troy, AL. In addition, the Company relocated one store, remodeled five stores, and closed one store. In the first six months of fiscal 2021, the Company opened 35 new stores, relocated two stores, remodeled five stores, and closed three stores.

The second quarter of fiscal 2021 ended with 1,296 stores and square footage of 13.6 million, representing a 2.7% increase in square footage compared to the second quarter of fiscal 2020.

Fiscal 2021 Outlook

Based on the results for the first six months of fiscal 2021 and revised expectations for consumer demand, the Company has increased its outlook for fiscal 2021.

The Company’s updated outlook for fiscal 2021 is as follows:

	Prior FY21 Outlook	Updated FY21 Outlook
Net sales	$7.7 billion to $7.8 billion	$8.1 billion to $8.3 billion
Comparable sales	23% to 25%	30% to 32%
New stores, net	40	44
Remodel and relocation projects	19	18
Operating margin	approximately 11%	approximately 13%
Diluted earnings per share	$11.50 to $11.95	$14.50 to $14.70
Share repurchases	approximately $850 million	no change
Effective tax rate	24.8%	no change
Capital expenditures	$225 million to $250 million	no change
Depreciation and amortization expense	$270 million to $280 million	no change

The Company’s outlook for fiscal 2021 assumes no material increases in the federal minimum wage and does not include assumptions for any impact related to a resurgence of COVID-19.

Non-GAAP Financial Information

In this press release, the Company provides information regarding adjusted operating income (loss), adjusted net income (loss), and adjusted diluted earnings (loss) per share, which are not recognized terms under U.S. generally accepted accounting principles (GAAP) and do not purport to be alternatives to operating income (loss), net income (loss), and diluted earnings (loss) per share as measures of operating performance. A reconciliation of adjusted operating income (loss), adjusted net income (loss), and adjusted diluted earnings (loss) per share is provided in this release. The Company believes the presentation of these non-GAAP financial measures provides additional information on comparisons between periods by excluding certain items that affect overall comparability and provides investors with enhanced visibility into its results with respect to the impact of certain costs. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Conference Call Information

A conference call to discuss second quarter of fiscal 2021 results is scheduled for today, August 25, 2021, at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be webcast live at http://ir.ultabeauty.com. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on September 8, 2021 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13721889.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty operates 1,296 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Ulta Beauty was recently added to the Bloomberg Gender Equality Index, which tracks the financial performance of public companies committed to supporting gender equality through policy development, representation and transparency. More information about Ulta Beauty’s corporate responsibility efforts can be found at www.ulta.com/investor/ESG.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	The negative impacts the COVID-19 pandemic has had, and will continue to have, on the company’s business, financial condition, profitability, cash flows and supply chain, as well as consumer spending (including future uncertain impacts);
●	epidemics, pandemics like COVID-19 or natural disasters that have and could continue to negatively impact the company’s sales;
●	changes in the overall level of consumer spending and volatility in the economy, including as a result of the COVID-19 pandemic and/or government aid programs;
●	a decline in operating results that has and may continue to lead to asset impairment and store closures charges;
●	the company’s ability to sustain its growth plans and successfully implement its long-range strategic and financial plan;
●	the company’s ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that the company may be unable to compete effectively in its highly competitive markets;
●	the company’s ability to execute its Efficiencies for Growth cost optimization program;
●	the possibility that cybersecurity breaches and other disruptions could compromise the company’s information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to the company’s information systems;
●	the possibility that the capacity of the company’s distribution and order fulfillment infrastructure and the performance of its distribution centers and fast fulfillment centers may not be adequate to support its recent growth and expected future growth plans;
●	changes in the wholesale cost of the company’s products;

●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	the company’s ability to attract and retain key executive personnel;
●	the company’s ability to successfully execute its common stock repurchase program or implement future common stock repurchase programs; and
●	other risk factors detailed in the company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended January 30, 2021, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

(331) 757-2206

Media Contact:

Eileen Ziesemer

Vice President, Public Relations

eziesemer@ulta.com

(708) 305-4479

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	13 Weeks Ended
	July 31,		August 1,
	2021		2020
	(Unaudited)		(Unaudited)
Net sales	$1,967,207	100.0%	$1,228,009	100.0%
Cost of sales	1,169,244	59.4%	899,002	73.2%
Gross profit	797,963	40.6%	329,007	26.8%

Selling, general and administrative expenses	464,299	23.6%	271,587	22.1%
Impairment, restructuring and other costs	—	0.0%	40,758	3.3%
Pre-opening expenses	1,357	0.1%	3,907	0.3%
Operating income	332,307	16.9%	12,755	1.1%
Interest expense, net	425	0.0%	2,617	0.2%
Income before income taxes	331,882	16.9%	10,138	0.9%
Income tax expense	80,989	4.1%	2,086	0.2%
Net income	$250,893	12.8%	$8,052	0.7%

Net income per common share:
Basic	$4.59		$0.14
Diluted	$4.56		$0.14

Weighted average common shares outstanding:
Basic	54,675		56,318
Diluted	55,014		56,497

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	26 Weeks Ended
	July 31,		August 1,
	2021		2020
	(Unaudited)		(Unaudited)
Net sales	$3,905,726	100.0%	$2,401,219	100.0%
Cost of sales	2,353,975	60.3%	1,768,607	73.7%
Gross profit	1,551,751	39.7%	632,612	26.3%

Selling, general and administrative expenses	908,174	23.3%	652,499	27.2%
Impairment, restructuring and other costs	—	0.0%	60,300	2.5%
Pre-opening expenses	5,946	0.1%	8,542	0.3%
Operating income (loss)	637,631	16.3%	(88,729)	(3.7)%
Interest expense, net	783	0.0%	3,889	0.1%
Income (loss) before income taxes	636,848	16.3%	(92,618)	(3.8)%
Income tax expense (benefit)	155,666	4.0%	(22,161)	(0.9)%
Net income (loss)	$481,182	12.3%	$(70,457)	(2.9)%

Net income (loss) per common share:
Basic	$8.71		$(1.25)
Diluted	$8.66		$(1.25)

Weighted average common shares outstanding:
Basic	55,235		56,369
Diluted	55,592		56,369

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	July 31,	January 30,	August 1,
	2021	2021	2020
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$770,144	$1,046,051	$1,157,318
Receivables, net	154,416	193,109	127,992
Merchandise inventories, net	1,443,685	1,168,215	1,368,543
Prepaid expenses and other current assets	108,145	107,402	102,713
Prepaid income taxes	18,544	—	42,622
Total current assets	2,494,934	2,514,777	2,799,188

Property and equipment, net	909,507	995,795	1,077,825
Operating lease assets	1,470,166	1,504,614	1,548,239
Goodwill	10,870	10,870	10,870
Other intangible assets, net	2,001	2,465	2,927
Deferred compensation plan assets	36,396	33,223	28,789
Other long-term assets	30,711	28,225	29,283
Total assets	$4,954,585	$5,089,969	$5,497,121

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$535,257	$477,052	$398,011
Accrued liabilities	313,372	296,334	201,754
Deferred revenue	265,462	274,383	216,545
Current operating lease liabilities	267,442	253,415	245,019
Accrued income taxes	—	42,529	—
Total current liabilities	1,381,533	1,343,713	1,061,329

Non-current operating lease liabilities	1,585,539	1,643,386	1,718,549
Long-term debt	—	—	800,000
Deferred income taxes	64,535	65,359	94,272
Other long-term liabilities	43,165	37,962	52,178
Total liabilities	3,074,772	3,090,420	3,726,328

Commitments and contingencies

Total stockholders’ equity	1,879,813	1,999,549	1,770,793
Total liabilities and stockholders’ equity	$4,954,585	$5,089,969	$5,497,121

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	26 Weeks Ended
	July 31,	August 1,
	2021	2020
	(Unaudited)	(Unaudited)
Operating activities
Net income (loss)	$481,182	$(70,457)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	139,577	154,029
Non-cash lease expense	137,521	132,808
Long-lived asset impairment charge	—	59,997
Deferred income taxes	(824)	4,905
Stock-based compensation expense	19,097	14,595
Loss on disposal of property and equipment	1,703	2,273
Change in operating assets and liabilities:
Receivables	38,693	11,345
Merchandise inventories	(275,470)	(74,842)
Prepaid expenses and other current assets	(741)	854
Income taxes	(61,074)	(26,235)
Accounts payable	59,360	(18,486)
Accrued liabilities	17,858	(32,901)
Deferred revenue	(8,921)	(20,990)
Operating lease liabilities	(146,892)	(137,383)
Other assets and liabilities	344	16,477
Net cash provided by operating activities	401,413	15,989

Investing activities
Short-term investments, net	—	110,000
Capital expenditures	(57,305)	(77,090)
Acquisitions, net of cash acquired	—	(1,220)
Purchases of equity investments	—	(5,386)
Net cash provided by (used in) investing activities	(57,305)	26,304

Financing activities
Proceeds from long-term debt	—	800,000
Repurchase of common shares	(635,793)	(72,981)
Stock options exercised	22,808	577
Purchase of treasury shares	(6,974)	(3,065)
Debt issuance costs	—	(1,861)
Net cash provided by (used in) financing activities	(619,959)	722,670

Effect of exchange rate changes on cash and cash equivalents	(56)	30
Net increase (decrease) in cash and cash equivalents	(275,907)	764,993
Cash and cash equivalents at beginning of period	1,046,051	392,325
Cash and cash equivalents at end of period	$770,144	$1,157,318

Exhibit 5

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2021	quarter	quarter	quarter	end of the quarter
1st Quarter	1,264	28	2	1,290
2nd Quarter	1,290	7	1	1,296

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2021	the quarter	quarter	during the quarter	quarter
1st Quarter	13,291,838	327,476	22,906	13,596,408
2nd Quarter	13,596,408	62,511	10,760	13,648,159

Exhibit 6

Ulta Beauty, Inc.

Sales by Category

The following tables set forth the approximate percentage of net sales by primary category:

	13 weeks ended
	July 31,	August 1,
	2021	2020
Cosmetics (1)	43%	45%
Skincare (1)	17%	18%
Haircare products and styling tools (1)	21%	21%
Fragrance and bath	12%	9%
Services	4%	3%
Accessories and other (1)	3%	4%
	100%	100%

	26 weeks ended
	July 31,	August 1,
	2021	2020
Cosmetics (1)	44%	47%
Skincare (1)	18%	18%
Haircare products and styling tools (1)	20%	19%
Fragrance and bath	11%	8%
Services	4%	4%
Accessories and other (1)	3%	4%
	100%	100%

(1)	Certain sales departments were reclassified between categories in the prior year to conform to current year presentation.

Exhibit 7

Ulta Beauty, Inc.

Reconciliation of GAAP basis to Adjusted operating income (loss), Adjusted net income (loss) and Adjusted diluted earnings (loss) per share

(In thousands, except per share data)

(Unaudited)

	13 weeks ended	26 weeks ended
	August 1,	August 1,
	2020	2020
Operating income (loss)	$12,755	$(88,729)
Add: Store asset impairment	20,886	40,428
Add: Store closures	19,872	19,872
Add: Store closures - inventory write-off	1,400	1,400
Adjusted operating income (loss)	$54,913	$(27,029)

Net income (loss)	$8,052	$(70,457)
Add: Store asset impairment	20,886	40,428
Less: Income tax benefit of store asset impairment[1]	(4,303)	(9,662)
Add: Store closures	19,872	19,872
Less: Income tax benefit of store closures[1]	(4,094)	(4,749)
Add: Store closures - inventory write-off	1,400	1,400
Less: Income tax benefit of store closures - inventory write-off[1]	(288)	(335)
Adjusted net income (loss)	$41,525	$(23,503)

Diluted earnings (loss) per share	$0.14	$(1.25)
Add: Store asset impairment	0.37	0.72
Less: Income tax benefit of store asset impairment[1]	(0.08)	(0.17)
Add: Store closures	0.35	0.35
Less: Income tax benefit of store closures[1]	(0.07)	(0.09)
Add: Store closures - inventory write-off	0.03	0.03
Less: Income tax benefit of store closures - inventory write-off[1]	(0.01)	(0.01)
Adjusted diluted earnings (loss) per share	$0.73	$(0.42)

1 The income tax benefit for non-GAAP adjustments was calculated using the Company's blended tax rate before discrete items.